Exhibit 5

                 [ON LETTERHEAD OF MIDWAY AIRLINES CORPORATION]




May 1, 1998


Midway Airlines Corporation
300 West Morgan Street,
Suite 1200
Durham, North Carolina 27701

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel for Midway Airlines Corporation, a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 1,562,500 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), under the Midway Airlines Corporation Executive Officers Stock Option Agreements and the Midway Airlines Corporation 1997 Stock Option Plan (the "Plans"), which Common Stock is being registered pursuant to the filing of a Registration Statement on Form S-8 under the Securities Act of 1933.

I have examined the Certificate of Incorporation of the Company, its Bylaws, the Plans and such other corporate records, certificates, documents and matters of law as I have deemed necessary to render this opinion.

Based on the foregoing, I am of the opinion that the shares of Common Stock issued or to be issued under the Plans are duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibits 5 and 23.2 to the Registration Statement for the Plans.


Very truly yours,

/s/ Jonathan S. Waller
----------------------
Jonathan S. Waller
Senior Vice President,
General Counsel and Secretary





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